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                                                                    Exhibit 99.1
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    Pinnacle Entertainment Signs Definitive Agreement to Sell Turf Paradise

     GLENDALE, Calif., Feb. 28 /PRNewswire/ -- Pinnacle Entertainment, Inc. (NYSE: PNK - news; formerly known as Hollywood Park, Inc.) today announced the
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signing of a definitive agreement under which Pinnacle Entertainment will sell its Turf Paradise horse racing facility to Jerry Simms, a private investor, for $53 million in cash.

     The agreement includes the horse racing operations and the 275 acres at the Phoenix, Arizona property. The Company anticipates closing the transaction in 90 days, however there can be no assurances such transaction will close.

     "We are pleased we have executed this definitive agreement for the transaction we announced back in December 1999," commented R.D. Hubbard, Chairman and CEO of Pinnacle Entertainment.

     "I look forward to closing this transaction," Jerry Simms commented. "My plans include upgrading the physical appearance of the facility and continuing the long tradition of horse racing at Turf Paradise."

     Pinnacle Entertainment is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are the subject of pending sale transaction. Pinnacle Entertainment receives lease income from two card club casinos, both in the Los Angeles metropolitan area; and owns and operates the Turf Paradise horse racing facility in Arizona that is the subject of the above mentioned sale transaction. The company is also constructing the Belterra Resort and Casino, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati.

     .     (The Private Securities Litigation Reform Act of 1995 provides a
"safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to the completion of the sale of Pinnacle Entertainment's Turf Paradise facility. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, the failure of either Pinnacle Entertainment or the Simms to fulfill the conditions necessary to complete the transaction, as well as other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.)

For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.